MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (“Agreement”) is made effective as of December 31, 2019 (“Effective Date”) and is entered into by and among CUSTOMER CENTERED STRATEGIES, LLC, a Minnesota limited liability company (“Target”), the Target’s sole Member SHANNON GRONEMEYER, (“Seller”) and TCA BEYOND COMMERCE, LLC, a Wyoming limited liability company ("Buyer").  Target, Buyer and Seller are collectively referred to herein as the “Parties”, each individually a “Party.”

RECITALS

WHEREAS, Seller owns 100% of the authorized and issued membership interests of the Target (the “Membership Interests”); and

WHEREAS, Seller wishes to sell, and Buyer wishes to purchase, all of the Membership Interests in the Target, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

I. DEFINITIONS

1.1The definitions included in this Article 1, and elsewhere in this Agreement, shall apply to the relevant terms when used anywhere in this Agreement.  These definitions shall also apply to any exhibits, attachments, schedules, amendments, addendums or supplements to this Agreement, whether agreed to now or in the future, unless an alternative definition is expressly included in the relevant document, and such document has been signed by both Buyer and Seller.

1.2"Affiliate" of a Person means any other Person that directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.3 “Claims” means all claims, demands, proceedings, causes of action, court orders, arbitration awards, obligations, contracts, agreements (express or implied), promises, debts, liabilities, damages, losses, costs or expenses of any nature whatsoever, whether known or unknown, fixed or contingent, arising on or prior to the date of this Agreement or arising after the date hereof.

1.4“Code” means the Internal Revenue Code (“IRC”) of 1986, as amended.

1.5“Closing Date” shall be December 31, 2019 or such earlier date as may be agreed upon by the parties in writing.

1.6“Due Diligence Period” shall be the period commencing on the Effective Date and ending on the earlier of Closing Date or thirty (30) days following the Effective Date.

1.7“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

1.8“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

1.9“Knowledge” in reference to a natural person, means such person’s actual awareness of the facts or matters in question, after a commercially reasonable inquiry into such facts or matters.  “Knowledge” in reference to business entity, means the actual awareness of such business entity’s owners, directors, officers, and employees with supervisory capacity over the facts or matters in question, after a commercially reasonable inquiry into such facts or matters by the employee with direct responsibility over the subject matter of the fact or matter in question.

1.10 “Lien” means any mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever, including voting trusts or agreements, proxies and marital or community property interests.

1.11"Losses" means losses, damages, liabilities, deficiencies, Claims, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include punitive damages, except in the case of fraud or willful misconduct.

1.12“Membership Interests” shall mean and include all of Seller’s ownership and financial rights, rights to assign financial rights, governance rights, and rights to assign governance rights in the Target.

1.13   “Non-Competition Zone” means the United States of America and such international countries where Buyer and or its Affiliates are doing business or have customers.

1.14   "Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

1.15   “Representative” means directors, officers, employees, consultants, financial advisors, attorneys, accountants or other agents of a natural person or business entity.

1.16     “Tax” means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any

Governmental Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

1.17    “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

II. PURCHASE TERMS

2.1Purchase and Sale of Membership Interests. Subject to the terms and conditions of this Agreement, Seller agrees to sell and transfer the Membership Interests to Buyer, and Buyer will purchase and accept the Membership Interests from Seller free and clear of any and all Liens.

2.2Purchase Price. The purchase price (the "Purchase Price") for the Membership Interests is Five Hundred Twenty-Five Thousand and No/100 Dollars ($525,000.00).

2.3Payment of Purchase Price. Buyer shall pay the Purchase Price on the Closing Date as follows:

2.3.1$175,000 by delivery of a certified check or wire transfer of immediately available funds; and

2.3.2$350,000 by delivery of a convertible promissory note in favor of Seller in the form attached as Exhibit A (“Note”).

2.4Governance, Financial and Management Rights of Buyer. As of closing, Buyer is acquiring all rights incidental to ownership of the Membership Interests, including without limitation voting, financial and management, and management appointment rights in and to Target.  Seller will resign as the manager or managing member as applicable.

III. CLOSING

3.1Closing. The closing of the purchase and sale of Membership Interests (“Closing”) will occur on the Closing Date via remote close or at such place as the Parties may agree, in writing.

3.2Deliveries.  At the Closing,

3.2.1Seller will execute, acknowledge, and deliver to Buyer:

3.2.1.1assignment of the Membership Interests in the Target;

3.2.1.2documents demonstrating that Seller has terminated any Qualified Plans (if any);

3.2.1.3all certificates, instruments, governance documents and/or historical business records of the Target which are in Seller’s possession; and

3.2.1.4the Employment Agreement pursuant to Section 3.3.2.

3.2.2Buyer will execute, acknowledge and deliver to Seller (or cause Buyer’s Affiliates to execute, acknowledge and deliver as applicable):

3.2.2.1payment in the manner as required by Section 2.3.1 of this Agreement;

3.2.2.2the Note pursuant to Section 2.3.2; and

3.2.2.3the Employment Agreement pursuant to Section 3.3.2.

3.3Post-Closing Services and Employment.

3.3.1Target.  Following the Closing Date, Target agrees to enter into a service agreement with Service 800, Inc. on terms and conditions mutually satisfactory to Target and Service 800, Inc. (“Managed Services Agreement”).

3.3.2Seller Employment Services to Buyer.  To assist in the transition of Buyer’s ownership of the Target, at Closing Buyer will execute (or cause one of Buyer’s Affiliates to execute) and deliver an employment agreement in form attached as Exhibit B (“Employment Agreement”).

3.42019 Tax Return.  Seller and Buyer agree that following Closing, any Taxes owed by the Target (or Seller because of his ownership of the Membership Interests of the Target) for 2019 shall be pro-rated between Seller and Buyer as of the Closing Date.  Seller shall be obligated to complete Tax Return(s) that are due or become due prior to Closing.  Buyer shall be obligated to complete Tax Return(s) that are due or become due after Closing.  Seller shall be obligated to pay Taxes for the time prior to the Closing Date.  Buyer is obligated to pay Taxes for the time following the Closing Date.  Within fifteen (15) business days following the completion of a 2019 Tax Return for the~~,~~ Target, Seller shall be given the opportunity to review and comment on such 2019 Tax Return.

IV. REPRESENTATIONS AND WARRANTIES

4.1Representations and Warranties of the Seller. Seller represent and warrant to Buyer as follows:

4.1.1Ownership of Membership Interests. Seller is the sole owner of 100% of the Membership Interests in the Target.  Seller has good and full right, power and authority to enter into this Agreement, carry out the transactions contemplated by this Agreement and sell the Membership Interests to Buyer.  There are no outstanding contracts with any person concerning or relating to the issuance, sale or transfer of any of the Membership Interests.  Seller has (or will as of Closing have) good and marketable fee title to the Membership Interests and will transfer the Membership Interests to Buyer free and clear of all Liens.

4.1.2Organization of Target. Target is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Minnesota, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under applicable contracts.  Seller has delivered (or will as of Closing deliver) true and correct copies of all the Target’s organizational documents in Seller’s possession.

4.1.3Authority.  The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Seller.  This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principals of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

4.1.4No Violation or Additional Authority Required.  To Seller’s Knowledge, neither the execution and delivery of this Agreement nor the consummation or performance of any transaction contemplated herein will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with, or result in a violation of any provision of the Target’s governance or organizational documents; (b) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other person the right to challenge any of the transaction contemplated herein or to exercise any remedy or obtain any relief under, any contract, order or action to which the Target or Seller, or any of the assets owned or used by the Target, may be subject, (c) contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract of Sellers or the Target, or (d) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by Target.

4.1.5Consent to Agreement. Seller has 100% of the authority necessary to authorize, consent to and execute this Agreement and the transactions contemplated hereby, and to perform any obligations created by this Agreement.

4.1.6Pending Claims. To Seller’s Knowledge, there is no pending or threatened litigation, claim, proceeding or investigation relating to the transaction contemplated by this Agreement, nor is Seller or Target subject to any judgment, order or decree which would prevent, impede, or make illegal the consummation of the transaction contemplated hereunder.

4.1.7No Preclusion or Restriction. To Seller’s Knowledge, there is no document or agreement in existence which would preclude this transaction from being completed nor are there are any existing warrants, options, membership purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the Membership Interests which would prevent the Membership Interests from being sold or otherwise transferred to Buyer.

4.1.8Title to Properties; Liens.  Target owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected on the balance sheet of the Target.  To Seller’s Knowledge, all liabilities of the Target have been fully disclosed to Buyer.  All material properties and assets of the Target are free and clear of Liens excepted as otherwise provided herein.

4.1.9Accounts Receivable.  All accounts receivable of the Target that are reflected on the balance sheet or on the accounting records of the Target as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and, to Seller’s Knowledge, collectible as of the Closing Date.

4.1.10No Undisclosed Liabilities.  Except specifically stated in this Agreement, to Seller’s Knowledge, the Target has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the balance sheet, and current liabilities incurred in the ordinary course of business since the respective dates thereof.

4.1.11Taxes.  Target has filed or caused to be filed (on a timely basis) all Tax Returns that are or were required to be filed by the Target. Seller has delivered or made available to Buyer copies of Tax Returns for the three years immediately preceding the Closing.  Seller has caused the Target to pay, or make provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or Target.

4.1.12No Material Adverse Change.  From the Effective Date until the Closing Date, the Target’s business has been and will be conducted in the usual and ordinary course, the character of the business will not be changed, and Seller will use his best efforts to preserve for Buyer the existing business relationships with employees, contractors, and customers.  From the Effective Date until Closing Date, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Target and, to Seller’s Knowledge, no event has occurred or will occur prior to or on the Closing Date nor does any circumstance exist nor will any circumstance exist prior to or on the Closing Date that may result in such a material adverse change.

4.1.13Statements.  True and correct copies of the Target’s unaudited financial statements, consisting of a balance sheet as of December 31st in each of the years 2017 and 2018, as well as 2019 year-to-date statements of income and cash flow all produced from Target’s accounting software program (collectively, the "Financial Statements"), and unaudited financial statements consisting of the balance sheet of the Target as of June 30, 2019 (the "Interim Financial Statements") have been delivered to Buyer. To the best of Seller’s knowledge the Financial Statements have been prepared in accordance commercially reasonable accounting practices on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Financial Statements). The Financial Statements are based on the books and records of Target, and, to Seller’s Knowledge, accurate present the financial condition of the Target as of the respective dates they were prepared.  None of the Financial Statements or Interim Financial statements have been audited.

4.1.14Solvency.  Seller is not insolvent and will not be rendered insolvent by reason of the transfer contemplated by the Agreement and is able to meet all obligations as they become due.

4.1.15Representations Complete and True at Closing.  To Seller’s Knowledge, all representations and disclosures made with respect to the parties’ contemplated transaction are complete, and none contain any untrue statement of material fact, or omit to state a material fact, which is necessary to avoid being misleading. To Seller’s Knowledge, these representations will be true and correct as of the Closing Date.

4.1.16Employment Matters.

4.1.16.1  As used in this section, the following terms have the meanings set forth below:

(i)“Company Other Benefit Obligation” means an Other Benefit Obligation owed, adopted, or followed by the Target or an ERISA Affiliate of the Target.

(ii)“Company Plan” means all Plans of which the Target or an ERISA Affiliate of the Target is or was a Plan Sponsor, or to which the Target or an ERISA Affiliate of the Target otherwise contributes or has contributed, or in which the Target or an ERISA Affiliate of the Target otherwise participates or has participated.  All references to Plans are to Target Plans unless the context requires otherwise.

(iii)“ERISA Affiliate” means, with respect to the Target, any other person that, together with the Target, would be treated as a single employer under IRC § 414.

(iv)“Other Benefit Obligations” means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans.  Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC § 132.

(v)“Pension Plan” has the meaning given in ERISA § 3(2)(A).  “Plan” has the meaning given in ERISA § 3(3).

(vi)“Plan Sponsor” has the meaning given in ERISA § 3(16)(B).

(vii)“Qualified Plan” means any Plan that meets or purports to meet the requirements of IRC § 401(a).

4.1.16.2There are no Company Plans or Company Other Benefit Obligations or similar programs defined benefit Pension Plans.

4.1.16.3To the best of Seller’s Knowledge, Target has complied with all applicable employment laws, rules and regulations applicable to Target’s business, including without limitation, wage and hour laws and health and safety regulations.  To Seller’s Knowledge, Target has not received any notice from any Governmental Authority alleging Targets’ violation of applicable employment laws, rules and regulations.

4.1.17Target has (or as of Closing will have) enough cash or accounts receivable to satisfy financial obligations of the Target which, to Seller’s Knowledge and to Target’s Knowledge, are ( or will become ) due within the first sixty (60) days following the closing date..

4.1.17.1Target represents and warrants to Buyer that Target’s agreements with independent contractors provide that Target is not obligated to pay its independent contractors until Target’s has received payment from Target’s customers for the services for which the independent contractor was employed.   Target has (or will have as of Closing) provided Buyer with true and correct copies of all independent contractor agreements in place as of the Effective Date and the Closing Date.

4.1.18To the best of Seller’s Knowledge, Target owns, exclusively or jointly with other Persons, all right, title and interest in and to Target’s Intellectual Property, free and clear of Liens. For purposes of this Section “Intellectual Property” means (i) trademarks, service marks, trade names, and logos regularly used in the operation of Target’s business, whether or not such marks are registered with the USPTO, (ii) original works of authorship, copyrights (whether or not registered), and patented and patentable designs, inventions, models and plans.

4.2Representations and Warranties of the Buyer. Buyer represents, warrants and covenants to the Seller that the statements contained in this Section 4.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date:

4.2.1Authority. Buyer is a public company duly organized, validly existing, and in good standing under the Laws of the state of Nevada.  Buyer has full corporate power and authority to enter into this Agreement and related documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and related documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. The individual(s) executing this Agreement and related documents on behalf of the Buyer have actual authority to execute such documents on behalf of the Buyer.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

4.2.2No Violation.  The execution, delivery and performance by Buyer of this Agreement and related documents to which Buyer is a party do not and will not: a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of organization, operating agreement or other organizational documents of Buyer; b) conflict with or result in a violation or breach of any provision of any law or administrative rule or regulation applicable to Buyer nor violate any term, condition or decree of any Governmental Authority applicable to Buyer; nor c) require the consent, notice or other action by any other Person.

4.2.3Due Diligence Investigation.  Buyer has had access to or the opportunity to access all materials necessary to make an informed decision regarding the proposed transaction, including but not limited to books and records pertaining to the Target and the value of the Membership Interests. Buyer is familiar with the business of the Target and is satisfied with the results of its due diligence review.

4.2.4Professional Advice.  Buyer has obtained, to the extent it deems necessary, its own professional advice with respect to this Agreement, the risks inherent in the purchase of the Membership Interests, and the suitability of such purchase in light of Buyer’s financial condition.

4.2.5Broker. Buyer has not dealt with any broker, finder, or other person in connection with the offering, sale, or negotiation of the sale of Membership Interests in any manner that might give rise to any claim for commission against Seller.

4.2.6Solvency.  Buyer is not insolvent and will not be rendered insolvent by reason of the payment (or other) obligations of Buyer under this Agreement and Buyer is able to meet all of its financial obligations as they become due.

4.2.7Registration Status of Securities. Buyer understands that the Membership Interests, have not been registered under the applicable state or federal securities laws.  Buyer understands that the Membership Interests may not be sold, transferred or otherwise disposed of except pursuant to an effective registration statement or appropriate exemption from registration under applicable state law and, as a result, the Buyer may be required to hold the Membership Interests for an indefinite period of time. Buyer understands that Target has neither (a) agreed to register the Membership Interests for distribution in accordance with applicable law nor (b) to comply with any exemption under applicable law for the resale of the Membership Interests.

4.2.8Full Disclosure.  All of Buyer’s representations and disclosures made with respect to the parties’ contemplated transaction are complete, and none contain any untrue statement or material fact, or omit to state a material fact, which is necessary to avoid being misleading and these representations will be true and correct as of the Closing Date.

V. CONDITIONS PRECEDENT TO CLOSING

5.1Conditions to the Parties’ Obligations. The obligations of the Parties under this Agreement are subject to the satisfaction of the following conditions precedent to the Closing Date;

5.1.1The Parties shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

5.1.2Buyer’s review, inspection and approval to Buyer’s satisfaction of the Target’s business and assets, such contingency being waived by Buyer if not completed by the Closing.

5.1.3Seller’s review, inspection and approval, to Seller’s satisfaction of Buyer’s business and assets, such contingency being waived by Seller if not completed within by the Closing.

5.1.4The Parties shall have made all deliveries required to be made on or prior to the Closing.

5.1.5The Parties shall cooperate in the creation and execution of any other mutually agreeable ancillary documentation for the transaction which the Parties deem to be necessary or desirable.

VI. TERMINATION

6.1Termination Events.  This Agreement may, by written notice delivered prior to the Closing, be terminated:

6.1.1by either Buyer or Seller, if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been cured or waived; or

6.1.2by either Buyer or Seller, if any of the conditions of Sections 5.1.1, 5.1.4, or 5.1.5 are unsatisfied as of Closing; or

6.1.3by Buyer if the condition of Section 5.1.2 is unsatisfied, subject only to waiver by Buyer in accordance with Section 5.1.2; or

6.1.4by Seller if the condition of Section 5.1.3 is unsatisfied, subject only to waiver by Seller in accordance with Section 5.1.3; or

6.1.5by mutual written consent of all Parties.

6.2 Effect of Termination. Each party’s right of termination under Section 6.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 6.1, all further obligations of the parties under this Agreement will terminate, except that all confidentiality obligations assumed by the parties hereunder or pursuant to other agreements incorporated herein, will survive; provided, however, that if this Agreement is terminated by a party because of a breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

VII. POST-CLOSING COVENANTS

7.1Further Assurances.  On the Closing Date, and from time to time thereafter, at the reasonable request of Buyer, Seller shall execute and deliver to Buyer all such assignments, endorsements and other documents, and take such other action as Buyer may reasonably request, in order to more effectively transfer and assign to Buyer the Membership Interests.

7.2Cooperation.  Seller and Buyer shall, at no cost to the other party, provide such cooperation and information as either of them may reasonably request as follows: (i) for purposes of preparing and filing any Tax Return, (ii) in connection with any audit or other proceeding with respect of Taxes of the Target, or (iii) with respect to any Third-Party Claims as may be required pursuant to Article VIII. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to tax matters of the Target until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Target for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

7.3    Non-Competition and Non-Solicitation.  Seller specifically acknowledges that he has access to confidential and proprietary information about the Target, the Buyer or any of its Affiliates as well as their business and assets, including without limitation, information regarding the operational, sales, promotional and marketing methods and techniques of the their business (“Business”).  Seller covenants that for a period of three (3) years (“Non-Competition Period”) after the Closing or after Seller is no longer employed by Service 800, whichever occurs last, he shall not, either directly or indirectly, for himself or through, on behalf of, or in conjunction with any person, persons, partnerships, corporation or entity for the Non-Competition Period:

7.3.1Own, maintain, operate, engage in, or have any interest in, any other business engaged in the operation of a business which is materially engaged in the Business and which business is, or is intended to be, located or operated anywhere within the Non-Competition Zone, nor act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, or proprietor for any such business, nor lend any assistance (financial, managerial or otherwise) to any such business;  or

7.3.2Divert or attempt to divert any business or customer of the Target, the Buyer or any of its Affiliates to any competitor, by direct or direct inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with the Company, its business or assets; or

7.3.3Employ or seek to employ any person who is at that time an employee of Target, the Buyer or any of its Affiliates, or otherwise directly or indirectly induce such person or entity to terminate his, her or its relationship with the Target, the Buyer or any of its Affiliates.

7.3.4Nothing herein shall be construed to prohibit Seller from owning 5% or less of any class of securities of a publicly traded company which is materially engaged in the Business Description.

7.4Reasonableness of Restriction.  Seller acknowledges and agrees that the geographical and time limitations contained in Section 7.3 are reasonable and properly required for the adequate protection of Buyer and the Target.  Seller agrees that if any portion of these restrictions contained in this Article 7 are held to be unreasonable, arbitrary or against public policy, then such restriction(s) shall be considered divisible, both as to the time and geographical area, and a lesser time period or geographic area, which is determined by a court of competent jurisdiction to be reasonable, non-arbitrary and not against public policy may be enforced.  Seller agrees that the remedy at law for any breach of the covenants contained in this Article 7 will be inadequate and will be difficult to ascertain and, therefore, in the event of the breach or threatened breach of any such covenants, Buyer, in addition to any other remedy, shall have the right to enjoin Seller from any threatened or actual breach of such covenants.

The covenants of this Article 7 shall survive the execution and delivery of this Agreement and any of the agreements made in connection herewith.

VIII. INDEMNIFICATION

8.1 Indemnification By Seller. Seller shall indemnify and defend Buyer and its respective Affiliates (including the Target) and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

8.1.1any material breach of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date; or

8.1.2any material breach or non-fulfilment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

8.1.3any Claim for brokerage or finder’s fees or commissions or similar payments based upon an agreement or understanding alleged to have been made by Seller or Target in contemplation of this Agreement.

8.2 Indemnification by Buyer. Buyer shall indemnify and defend each of Seller and each of his respective Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

8.2.1 any material breach of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date; or

8.2.2any material breach or non-fulfilment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

8.2.3any Claim for brokerage or finder’s fees or commissions or similar payments based upon an agreement or understanding alleged to have been made by Buyer in contemplation of this Agreement.

8.3 Indemnification Procedures.

8.3.1The party making a claim under Article 8 is referred to as the "Indemnified Party” and the party against whom such claims are asserted under this Article 8 is referred to as the "Indemnifying Party".

8.3.2Third Party Claims.  If any Indemnified Party receives notice of a Claim made or threatened by any person who is not a party (or Affiliate or Representative of a party) (a "Third-Party Claim") against such Indemnified Party for which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party written notice thereof within a commercially reasonable time period.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights by reason of such failure. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party's expense and with Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Target, or (y) seeks an injunction or other equitable relief against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

8.3.3.1Settlement of Third-Party Claims.  The Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, delayed or conditioned.  In no event shall Indemnifying Party accept a settlement of any Third-Party Claim which does not unconditionally release the Indemnified Party.   If the Indemnified Party has assumed the defense of a Third-Party Claim, it shall not agree to any settlement without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed, or conditioned.

8.3.4 Other Claims.  Any claim or action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. Such notice shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

8.4 Limitations.  The indemnification provided for in this Article 8 shall be subject to the following limitations:

8.4.1Seller and Target shall not be liable to the Buyer Indemnitees for indemnification under Article 8 until the aggregate amount of all Losses in connection with the indemnification exceeds 1% of the Purchase Price (the “Basket”). Once the liability exceeds the Basket, Seller shall be required to pay or be liable for all such Losses from the first dollar, provided however, the aggregate amount of all combined Losses, including attorney’s fees and expenses, shall not exceed 10% of the cash payments made by Buyer to Seller under Section 2.3 (“Seller Cap”).

8.4.2Buyer shall not be liable to the Seller Indemnitees for indemnification under Article 8 until the aggregate amount of all Losses with respect to the indemnification exceeds the Basket.  Once the liability exceeds the Basket, Buyer shall be required to pay or be liable for all such Losses from the first dollar, provided however, the aggregate amount of all combined Losses, including attorney’s fees and expenses, shall not exceed 10% of the Purchase Price (“Buyer Cap”).

8.4.3EXCEPT IN THE CASE OF FRAUD OR INTENTIONAL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, ARISING FROM OR RELATED TO A BREACH OF THIS AGREEMENT OR THE OPERATION OF THE TARGET FOLLOWING CLOSING, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE

POSSIBILITY OF SUCH DAMAGES.

8.4.4If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the one-year anniversary of the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer.  If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before one-year anniversary of the Closing Date Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

8.5 Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal misconduct or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 8.  Nothing in this Section 8.5 shall limit any party’s right to seek and obtain any equitable relief to which such party may be entitled under Sections 6.3, 6.4, or 9.2.

IX. MISCELLANEOUS

9.1Public Announcements.  Unless otherwise required by applicable law, no party to this Agreement shall make any public announcements concerning or relating to this Agreement or the transactions contemplated herein nor otherwise communicate with any news media without the prior written consent of the other party.  In the event the parties agree on a public announcement, the parties shall cooperate as to the timing and contents of any such announcement.

9.2Confidentiality.  Between the Effective Date and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Target to maintain in confidence, and not use to the detriment of another party or any Affiliate any confidential and proprietary information received from the other party (including, without limitation, historical business information, customer information, and confidential specifications, procedures and concepts for establishing, promoting and operating the party’s respective businesses) whether provided in writing or orally when originally furnished by another party in connection with this Agreement or the party’s Non-Disclosure Agreement dated August 23, 2019 (“NDA”), unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Agreement, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.  If the transaction contemplated by this Agreement is not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Seller waives, and will upon Buyer’s request cause the Target to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Target except for the intentional competitive misuse by Buyer of such trade secrets or confidential information. If the Contemplated Transactions are consummated, the restrictions upon Seller stated in this Section 9.2 shall survive the Closing for the Non-Competition Period.

9.3Notices.  Any notice, demand, acknowledgment or other communication which one of the parties wishes or is required to give, make or send hereunder to the other party hereto shall be in writing.  The written notice shall be deemed to be sufficiently given, made or sent, if delivered by hand to a representative of such party, or mailed by certified mail, return receipt requested, or by overnight delivery service, addressed as follows:

If to Seller:	Shannon Gronemeyer
14850 Madison St NE
Ham Lake, MN 55304

If to Target:	Customer Centered Strategies
14850 Madison St NE
Ham Lake, MN 55304

If to Buyer:	Geordan Pursglove
3773 Howard Hughes Parkway Suite 500
Las Vegas, NV 89169

With a Copy:	John McMillan, Esq.
3330 Poseidon Way
Indialantic, FL 32903

9.4Amendment or Modification. No amendment, modification, termination or waiver of any provision of this Agreement will be effective unless the same is in writing and signed by both Parties.

9.5Assignment. Except as otherwise specifically provided herein, neither of the Parties shall assign or transfer this Agreement without first obtaining the written consent of all non-assigning and/or non-transferring Parties.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

9.6Severability. If one or more provisions of this Agreement are deemed to be invalid, unenforceable, or illegal for any reason, the provision deemed invalid, unenforceable or illegal shall be stricken from the Agreement and the remainder of the Agreement shall remain in full force an effect.

9.7Entire Agreement. This Agreement and any document delivered pursuant to this Agreement constitute the entire agreement between the Parties with respect to the transaction contemplated hereby and supersedes all prior agreement and understandings, if any, with respect to the subject matter hereof.

9.8No Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.9Knowing and Voluntary. The Parties agree that they have read and understand the terms of this Agreement and that they voluntarily entered into this Agreement having discussed all the terms and conditions with their respective legal counsel.

9.10Choice of Law; Jurisdiction and Venue. This Agreement shall be governed and controlled by the laws of the state of Nevada, without reference to its choice of law principal.

9.11Expenses and Attorneys’ Fees. Each of the Parties hereto must pay their own expenses incurred in connection with the negotiation, execution and consummation of this Agreement, including, without limitation, the fees and expenses of their respective attorneys, accountants, and advisors. Notwithstanding the foregoing, in the event any Party brings suit to construe or enforce the terms hereof, or raises this Agreement as a defense in a suit brought by another Party, the prevailing Party, as determined by the trier, court or arbitrator with jurisdiction over the matter, shall be entitled to recover its attorneys’ fees and expenses incurred in bringing, defending and/or maintaining any such action.

9.12Rules of Construction.  Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles; (c) “or” is not exclusive; and (d) provisions apply to successive events and transactions.  The language used in this Agreement will be deemed to be the language chosen by all Parties to express their mutual intent and no rule of strict construction against any party will apply to any term or condition of this Agreement.

9.13Headings and Captions.  The headings and captions in this Agreement are for convenience of reference only and do not define or limit any of the terms or provisions of this Agreement.

9.14Counterparts.  This agreement may be executed in one or more counterparts all of which when taken together constitute one and the same instrument.  A signed counterpart is as binding as an original.  The Parties hereto may transmit signatures via facsimile, telecopy or electronic transmission and such signature will be binding and have the same effect as a manual signature upon this document.

9.15Survival of Representations, Warranties, and Covenants. The representations, warranties, covenants, and indemnities contained in this Agreement and in any document delivered pursuant to this Agreement will survive the execution and delivery of this Agreement and the Closing.

9.16Additional Tax Matters.  The allocation of the Target’s 2019 financial performance to Seller shall be done by the closing of the books method, with Seller allocated only its percentage share of the financial performance through the Closing Date.

[SIGNATURE PAGE TO FOLLOW]

[SIGNATURE PAGE TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed effective as of the date written above.

SELLER	BUYER

By:
Its:

TARGET

By:
Its:

EXHIBIT A

PROMISSORY NOTE

[Insert Note]

EXHIBIT B
EMPLOYMENT AGREEMENT

[Insert Employment Agreement]